EXHIBIT 99.1

AutoZone Appoints New Board Members

MEMPHIS, Tenn., May 15, 2018 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO), today announced the appointment of Gale V. King and Jill Soltau to the AutoZone Board of Directors.

“The additions of Gale and Jill to our Board of Directors will further enhance the depth of experiences and the diversity of skill sets represented on our Board,” said Bill Rhodes, Chairman, President, and Chief Executive Officer. “We are very fortunate to be able add these two exceptional leaders to our Board.”

Gale King is Executive Vice President and Chief Administrative Officer (CAO) for Nationwide, a Fortune 68 financial services company, overseeing their Human Resources, Corporate Real Estate, Corporate Security and Aviation operations.  Gale previously served as the Executive Vice President – Chief Human Resources Officer.  Under her leadership, Nationwide has been recognized as an employer of choice for its strong culture, performance orientation and commitment to diversity and inclusion. Gale has more than 30 years of broad leadership experience in the financial services industry, including strategic oversight of enterprise staff functions and operational experience in business operations. She currently serves as a board trustee and Chair for the University of Florida Foundation, Vice Chair for the National Urban League, and board trustee for the Executive Leadership Council and Columbus Museum of Art.

Jill Soltau is President and CEO of JOANN Stores, the nation’s largest craft and fabric retailer.  Since taking the helm of the 870-store chain, Jill has led the craft icon to modernize its product assortment, revitalize its branding and customer-centered culture, expand its digital and omni-channel capabilities, and launch a bulk buying program, JOANN+. Jill has 30 years of diverse experience in the retail industry, with a background steeped in customer-facing concentrations including merchandising, private brand development, marketing and customer experience, as well as organization and team development and executive management. Prior to joining JOANN, Jill served as President of Shopko Stores and held senior level positions in national and regional retailers including Kohl's and former Saks Inc. subsidiaries.

With these additions, AutoZone now has 12 board members.

About AutoZone:
As of February 10, 2018, AutoZone sells auto and light truck parts, chemicals and accessories through 5,514 AutoZone stores in the U.S., including the District of Columbia and Puerto Rico; 532 stores in Mexico; 16 stores in Brazil for a total count of 6,062.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com.  AutoZone does not derive revenue from automotive repair or installation.

Contact Information:
Media:
Ray Pohlman
866-966-3017
ray.pohlman@autozone.com
Financial:
Brian Campbell
901 495-7005
brian.campbell@autozone.com